Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Morgan Stanley Dean Witter Capital I Inc. MSDWCC HELOC Trust 2002-1 Home Equity Loan Asset-Backed Notes, Series 2002-1 of our report dated February 4, 2002 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, which appears as an exhibit in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to our Firm under the capital "Experts" in such Prospectus Supplement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

August 26, 2002